Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

June 7, 2022

Hovnanian Enterprises, Inc.
90 Matawan Road, Fifth Floor

Matawan, New Jersey 07747

Ladies and Gentlemen:

We have acted as counsel to Hovnanian Enterprises, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to an aggregate of 550,000 shares (the “Shares”) of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”), which may be issued pursuant to the Second Amended and Restated 2020 Hovnanian Enterprises, Inc. Stock Incentive Plan (the “Plan”).

The Shares will be accompanied by a right (each, a “Right”) to purchase, under certain circumstances, from the Company one ten-thousandth of a share of its Series B Junior Preferred Stock, par value $0.01 per share (the “Preferred Shares”), pursuant to the Rights Agreement dated as of August 14, 2008 between the Company and National City Bank, as Rights Agent, as amended by Amendment No. 1 to the Rights Agreement, dated as of January 11, 2018 between the Company and Computershare Trust Company, N.A. (as successor to National City Bank), as Rights Agent (the “Rights Agent”), and Amendment No. 2 to the Rights Agreement, dated as of January 18, 2021, between the Company and the Rights Agent (as amended, the “Rights Agreement”), until the Expiration Date (as defined in the Rights Agreement). The Rights associated with the Shares initially will trade together with the Shares.

We have examined the Registration Statement, a copy of a specimen certificate representing the Class A Common Stock, a copy of a specimen certificate representing the Class B Common Stock, the Rights Agreement and the Plan, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

We have assumed further that (i) the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent; (ii) the Rights Agreement is the valid and legally binding obligation of the Rights Agent; (iii) the Rights Agent is validly existing under the law of the jurisdiction in which it is organized; and (iv) with respect to the Rights, there are sufficient shares of preferred stock authorized under the Company’s Restated Certificate of Incorporation and not otherwise reserved for issuance.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	Upon issuance and delivery in accordance with the provisions of the Plan, any newly issued Shares will be validly issued, fully paid and nonassessable.
2.

Upon issuance and delivery of any newly issued Shares in accordance with the provisions of the Plan and the Rights attached thereto in accordance with the provisions of the Rights Agreement, such Rights will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (i) Section 30 of the Rights Agreement relating to the severability provisions of the Rights Agreement or (ii) the waiver of rights and defenses contained in Sections 13(d) and 15(d) of the Rights Agreement.

In addition, with respect to our opinion set forth in paragraph 2 above and the Rights and the Rights Agreement, (i) we do not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors (the “Board of Directors”) would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time, (ii) we assume that the members of the Board of Directors acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement, and (iii) we address the Rights and the Rights Agreement in their entirety.

We do not express any opinion herein concerning any law other than the law of the State of Delaware.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP
SIMPSON THACHER & BARTLETT LLP

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